UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Prairie Operating Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
☐	Fee paid previously with preliminary materials.

PRAIRIE OPERATING CO.
55 Waugh Drive, Suite 400
Houston, Texas 77007
April 23, 2026
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Prairie Operating Co.:
Notice is hereby given that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Prairie Operating Co. (the “Company”) will be held on Wednesday, June 3, 2026, at 10:00 a.m. Mountain Time, at The Embassy Suites Loveland Hotel & Conference Center, 4705 Clydesdale Parkway, Loveland, Colorado 80538. The Annual Meeting is being held for the following purposes:
1.
To elect four members of the Company’s Board of Directors to serve until the Company’s 2027 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation, or removal;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3.	To transact other such business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.
These proposals are described in the accompanying proxy statement. The Board of Directors has fixed the close of business on April 15, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. On or about April 23, 2026, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.
You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to submit your proxy so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. You can vote your shares via the Internet, by a toll-free telephone call, or by properly completing, signing and returning a hard copy of the proxy card, which can be requested by following the instructions on the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.
If you hold your shares in street name, under the rules of various national and regional securities exchanges, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Sincerely,

/s/ Daniel T. Sweeney
Daniel T. Sweeney
Executive Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2026
This Notice of Annual Meeting, our Proxy Statement and the Annual Report are available free of charge at www.ProxyVote.com as well as on our website at www.prairieopco.com in the “SEC Filings” subsection of the “Investor Relations” section.
YOUR VOTE IS IMPORTANT
Your vote is important. We urge you to review the accompanying proxy statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

i

PRAIRIE OPERATING CO.
55 Waugh Drive, Suite 400
Houston, Texas 77007
PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement (this “Proxy Statement”) is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Prairie Operating Co. for use at the Prairie Operating Co. 2026 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, references to “Prairie Operating Co.,” the “Company,” “we,” “us,” “our” and similar expressions refer to Prairie Operating Co., unless the context or a particular reference provides otherwise. The Board requests your proxy for the Annual Meeting that will be held on Wednesday, June 3, 2026, at 10:00 a.m. Mountain Time, at The Embassy Suites Loveland Hotel & Conference Center, 4705 Clydesdale Parkway, Loveland, Colorado 80538, for the purposes set forth in the accompanying notice and described in this Proxy Statement. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment(s) or postponement(s) thereof.
If you attend the Annual Meeting, you may vote in person. Even if you plan to attend the Annual Meeting in person, we urge you to vote in advance of the meeting using one of these advance voting methods:

By Internet:	By Phone:	By Mail:
www.proxyvote.com	1-800-690-6903	Vote Processing c/o Broadridge 51 Mercedes Edgewood, NY 11717.

Brokers are not permitted to vote your shares for non-discretionary matters, which includes the election of directors, without your instructions as to how to vote. Please return your proxy so that your vote can be counted on such matters.
DISTRIBUTION OF PROXY MATERIALS
Notice and Access. In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to the Company’s proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. On or about April 23, 2026, we expect to start mailing to holders of our common stock (other than those who previously requested electronic or paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials (“Notice of Availability”), which explains how to access the proxy materials online, and to make the materials available on www.proxyvote.com. If you receive a Notice of Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Availability tells you how to access and review the proxy materials online. The Notice of Availability also tells you how to submit your proxy via the Internet or by telephone.
You can view the Notice of Availability, the Proxy Statement and the Company’s 2025 Annual Report to Stockholders (the “Annual Report”) online or you can receive a free paper or email copy of the material(s) by requesting prior to May 20, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number in the subject line.
Stockholders Sharing an Address. Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, VStock Transfer, LLC) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.
Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the Annual Report to any household at which two or more stockholders share an address. This procedure reduces the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the Proxy Statement and our Annual Report, now or in the future, should submit this request to Daniel T. Sweeney, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 55 Waugh Drive, Suite 400, Houston, Texas 77007. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Internet Availability of Proxy Materials. The Notice of Annual Meeting and this Proxy Statement, along with the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2025 filed with the SEC on March 31, 2026 and our Annual Report, are available free of charge at www.prairieopco.com in the “SEC Filings” subsection of the “Investor Relations” section. Except to the extent specifically incorporated herein, information contained or referenced on our website is not incorporated by reference into, and does not form a part of, this proxy statement or the Company’s proxy solicitation materials.

QUORUM AND VOTING
Voting Stock. The Company’s common stock, par value $0.01 per share (our “common stock”), is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.
Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 15, 2026. As of the record date, 97,344,348 shares of common stock were issued and outstanding and entitled to be voted at the Annual Meeting.
Quorum. A quorum of stockholders is necessary to transact business at a meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The chairman or the holders of a majority of the voting power of common stock of the Company entitled to vote at the Annual Meeting who are present in person or represented by proxy, whether or not a quorum is present, shall have the power to adjourn or recess a meeting of stockholders from time to time, for any reason, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned or recessed meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called. Abstentions and broker non-votes (as described below) will be included for purposes of determining whether a quorum is present at the Annual Meeting.
Stockholder List. In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to examination by any stockholder during ordinary business hours for 10 days before the Annual Meeting.
Vote Required. Only stockholders of record at the close of business on April 15, 2026, have the right to vote at the Annual Meeting. Assuming the presence of a quorum, the proposals at the Annual Meeting will require the following votes:
•
Directors will be elected by a plurality of all the votes cast by the holders of shares of stock entitled to vote. This means the four director nominees who receive the highest number of votes “FOR” the director nominee’s election at the Annual Meeting will be elected to our Board of Directors. You may vote “FOR” or “AGAINST” or “ABSTAIN” for each director nominee. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. Since there are four director nominees for four open positions, and the director nominees who receive the highest number of votes “FOR” the director nominee’s election will be elected to our Board of Directors, abstentions and a vote against will have no effect on the outcome of this proposal. Broker non-votes will not be considered entitled to vote on this proposal and will therefore also have no effect on the outcome of this proposal.

•
Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2026 will require the affirmative vote of a majority of the voting power of the shares of common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. As discussed below, brokers may use their discretion to vote shares of common stock held by them in “street name” for which voting instructions are not submitted with respect to the ratification of the Company’s independent registered public accounting firm. Accordingly, we do not expect any broker non-votes with respect to this proposal.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes. Neither our Second Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (our “Bylaws”) allow for cumulative voting rights.
Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner (resulting in a “broker non-vote”). Such brokers are prohibited from exercising discretionary authority in the election of each of the Company’s directors, but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.
Default Voting. A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:
•	“FOR” the election of each of the four persons named in this Proxy Statement as the Board’s nominees for election as directors;
•	“FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026; and
•
If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Voting Procedures. If you are a record stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:
•
By Internet. You may submit a proxy electronically via the Internet by visiting the website listed on the Notice of Availability. Please have the Notice of Availability, the Notice of Annual Meeting, this Proxy Statement and the form of proxy (the “Proxy Materials”) in hand when you log onto the website. Internet voting is available until 11:59 p.m. Eastern Time on June 2, 2026.

•
By Telephone. You may submit a proxy by telephone by calling the toll-free number listed in the Notice of Availability. Please have your Proxy Materials in hand when you call. Telephone voting is available until 11:59 p.m. Eastern Time on June 2, 2026.

•
By Mail. You may request a hard copy proxy card by following the instructions on the Notice of Availability and then vote by submitting a proxy by mail by signing, dating and returning your proxy card in the provided pre-addressed envelope.

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.
Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.
Revoking Your Proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; (iii) voting again by Internet or by telephone, if available, prior to the start of the Annual Meeting or (iv) voting again at the Annual Meeting.
Solicitation Expenses. The cost of preparing, printing, assembling and mailing the Proxy Materials and our Annual Report, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us. In addition, we have engaged Georgeson LLC to assist us in the solicitation of proxies for a fee of $11,000. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock. Wages of regular employees and officers are not considered to be expenses incurred with respect to the solicitation of proxies.
Copies of the Annual Report. Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report. Stockholders should direct requests to Daniel T. Sweeney, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 55 Waugh Street, Suite 400, Houston, Texas 77007. Copies of our Annual Report, the Form 10-K and the exhibits thereto are also available at www.sec.gov, a website maintained by the SEC, which contains reports, proxy statements and other information regarding registrants, including us.

PRINCIPAL STOCKHOLDERS
Beneficial Ownership
The following table sets forth information with respect to the beneficial ownership of our common stock as of by:
•	each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our Named Executive Officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.
As of April 15, 2026, approximately 97,344,348 shares of our common stock were issued and outstanding. Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Prairie Operating Co., 55 Waugh Street, Suite 400, Houston, Texas 77007. The table below does not reflect any shares of our common stock issuable upon conversion of or otherwise pursuant to the terms of the Company’s Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), as the conversion and issuance of such shares is subject to a 4.99% cap, and any shares of our common stock that may be issuable upon exercise of the warrant to purchase additional shares of our common stock that may be issuable to the holder of the Series F Preferred Stock (the “Series F Warrant”) subject to the terms and conditions set forth therein.

Name and Address of Beneficial Owner 5%	Number of Shares	Percent of Class
Stockholder:
Narrogal Nominees Pty Ltd ATF Gregory K. O’Neill Family Trust(1)	21,481,603	22.07%
Directors and Named Executive Officers(2):
Gary C. Hanna(3)	4,198,249	4.31%
Edward Kovalik(4)	4,195,108	4.31%
Craig Owen(5)	175,000	*
Richard Frommer	49,345	*
Gizman Abbas(6)	21,354	*
Stephen Lee	23,854	*
Jonathan H. Gray(7)	2,352,589	2.42%
Erik Thoresen	40,233	*
Gregory S. Patton	171,630	*
All directors and executive officers as a group (8 individuals)	3,006,565	3.09%

*	Less than 1%
(1)
Narrogal Nominees Pty Ltd ATF Gregory K. O’Neill Family Trust (“O’Neill Trust”) is managed by Narrogal Nominees Pty Ltd (“Narrogal Nominees”), as trustee. Gregory K. O’Neill, managing director and sole shareholder of Narrogal Nominees, has voting or investment control over the shares held by O’Neill Trust. The address of each of O’Neill Trust, Narrogal Nominees and Mr. O’Neill is Level 27, 60 City Road Southbank, Melbourne, Australia. The O’Neill Trust owns 15,481,603 shares of common stock directly by the O’Neill Trust, Series D A Warrants to purchase 2,000,000 shares of common stock, and Series E A Warrants to purchase 4,000,000 shares of common stock. As previously disclosed, the Company entered into a Consent & Agreement with O’Neill Trust, pursuant to which the Company and O’Neill Trust agreed, among others, to (i) amend Section 2(e) of each of O’Neill Trust’s Series D A Warrant and Series E A Warrant and Section 2(d) of O’Neill Trust’s Series E B Warrant to increase the beneficial ownership limitation ceiling from 25.0% to 49.9%; provided, however, that if the O’Neill Trust at any time it beneficially owns, or exercises control over, shares of the Company’s common Stock with voting rights that exceed 29.9% of the Company’s common stock (the “Voting Threshold”), the Company will exercise the voting rights with respect to such shares of common stock beneficially owned in excess of the Voting Threshold in the same proportion as the outstanding common stock (excluding common stock beneficially owned, directly or indirectly, by the O’Neill Trust or any of its affiliates) voted on all matters submitted to a vote of the holders of the Company’s common stock of the Company. The foregoing information is based on a Schedule 13D/A filed on December 16, 2025, and subsequent Form 4 filings.

(2)	Unless otherwise noted, the business address of each of the officers and directors is 55 Waugh Drive, Suite 400, Houston, Texas 77007
(3)	Mr. Hanna retired from the Company, effective March 2, 2026. The information provided is to the knowledge of the Company based upon available information.
(4)	Mr. Kovalik resigned from the Company, effective March 2, 2026. The information provided is to the knowledge of the Company based upon available information.
(5)	Mr. Owen resigned from the Company, effective April 1, 2025. The information provided is to the knowledge of the Company based upon available information.

(6)	Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026.
(7)
The shares reported herein reflect shares held directly by First Idea Ventures LLC, First Idea International Ltd., Hideaway Entertainment LLC, and Mr. Gray. First Idea Ventures LLC holds 230,159 shares of common stock. In addition, First Idea Ventures LLC also holds (i) Series D PIPE Warrants to purchase 150,000 shares of common stock, (ii) Subordinated Note Warrants to purchase 684,933 shares of common stock, and (iii) Series D Preferred Stock, equivalent to 150,000 shares of common stock. First Idea International Ltd. holds 269,023 shares of common stock, in addition to (i) Series D PIPE Warrants to purchase 50,975 shares of common stock and (ii) Series D Preferred Stock, equivalent to 50,975 shares of common stock. Hideaway Entertainment LLC holds Subordinated Note Warrants to purchase 171,234 shares of common stock. The shares reported herein include the 230,159 shares of common stock held directly by First Idea Ventures LLC, 269,023 shares of common stock held directly by First Idea International Ltd. and 595,290 shares of common stock held directly by Mr. Gray. Additionally, it includes 1,258,117 shares of common stock issuable upon the exercise of the Series D Preferred Stock, Series D PIPE Warrants and Subordinated Note Warrants. Jonathan H. Gray holds 50% and his spouse, Chloe Gray, holds 50% of the interests of First Idea Ventures LLC and each share voting and investment power over the securities held by First Idea Ventures LLC. The address of First Idea Ventures LLC is c/o Jade Fiducial, 1925 Century Park East, Suite 1700, Los Angeles, CA 90067. First Idea International Ltd. is a limited company. Jonathan Gray has voting or investment control over the shares held by First Idea Ventures LLC. Hideaway Entertainment LLC is controlled by Jonathan H. Gray. Mr. Gray is a director of the Company. The address of First Idea International Ltd. is 1 Duchess Street, Suite 1, First Floor, London W1W 6AN, United Kingdom.

ITEM ONE: ELECTION OF DIRECTORS
At the recommendation of the Nominating & Governance Committee, the Board has nominated the following individuals for election as directors of the Company with their terms to expire at the Company’s 2027 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal:
Erik Thoresen (Chairman)
Richard N. Frommer
Jonathan Gray
Stephen Lee
Each of the directors nominated by the Board has consented to serving as a director, being named in this Proxy Statement and serving on the Board if elected. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates. See “Directors and Executive Officers—Director Nominees for Election Expiring at the 2027 Annual Meeting” below for biographical information regarding our director nominees. There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage, or adoption.
Vote Required
The election of each nominee for director in this proposal requires the plurality of all the votes cast by the holders of shares of stock entitled to vote with respect to that nominee’s election.
For this Proposal 1, a “plurality of all of the votes cast” means that the four director nominees who receive the highest number of votes “FOR” the director nominee’s election at the Annual Meeting will be elected to our Board of Directors. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. Since there are four director nominees for four open positions, and the director nominees who receive the highest number of votes “FOR” the director nominee’s election will be elected to our Board of Directors, abstentions and a vote against will have no effect on the outcome of this proposal.
Broker non-votes with respect to this proposal are not treated as votes cast and, therefore, will also have no effect on the outcome of this proposal.
Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS
Director Nominees and Continuing Directors
Unless otherwise directed in your proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board, each to hold office until the annual meeting of our stockholders to be held in 2027 and until his successor is duly qualified and elected or until his earlier death, resignation or removal.

Name	Age	Position	Director Since
Nominees:
Erik Thoresen	53	Chairman	2023
Richard N. Frommer	73	Interim President and CEO and Director	2024
Jonathan Gray	45	Director	2023
Stephen Lee	45	Director	2023

Set forth below is the background, business experience, attributes, qualifications and skills of the Company’s executive officers, directors and director nominees. Executive officers serve at the discretion of the Board.
Director Nominees for Election Expiring at the 2027 Annual Meeting
Erik Thoresen has served as Chairman of the Board since March 2026 and as a director of the Company since May 2023. Mr. Thoresen has been a partner at Boka Group, LLC since November 2022. From January 2022 to December 2023, Mr. Thoresen served as the chief financial officer of Fusion Acquisition Corp. II. Prior to that, he served as the chief business development officer of Glass House Group, Inc., a vertically integrated consumer packaged goods cannabis company, from August 2021 to June 2022. Mr. Thoresen was the vice president of mergers and acquisitions and real estate at Harvest Health and Recreation, Inc., a multi-state cannabis company that is now part of Trulieve Cannabis Corp., from January 2019 to March 2021. Previously, from November 2013 to July 2018, Mr. Thoresen was the chief operating, and investment, officer of Jonathan D. Pond, LLC, a wealth management firm, and prior to that held executive roles at the Bank of New York Mellon Corporation and E*TRADE Financial Corporation. He received a Bachelor of Arts in International Relations from Syracuse University in 1994, and a Master of Business Administration from the Darden School at the University of Virginia in 2000.
Mr. Thoresen’s previous board and senior leadership experience, in addition to his expertise in strategic planning, business development, investor relations, and corporate development activities, make him a valuable asset to the Board.
Richard N. Frommer has served as the Company’s Interim President and CEO since March 2026 and as a director of the Company since November 2024. Mr. Frommer was President and Chief Executive Officer of Great Western Petroleum from February 2013 September 2021. From May 2002 to November 2012, Mr. Frommer was Senior Vice President, Rocky Mountain division at Samson Resources Company until its sale to KKR & Co., L.P. Prior to Mr. Frommer’s time at Samson Resources Company, Mr. Frommer spent four years at HS Resources Inc. as New Ventures Manager where he was responsible for entrance into new areas and plays in Colorado, Wyoming and Louisiana. He attended advanced oil and gas management courses at Southern Methodist University and earned his Bachelor of Arts in Earth Sciences from New York State University College at Oneonta. He is a Wyoming Certified Professional Geologist.
We believe Mr. Frommer’s extensive financial and oil and gas experience enables him to provide the Board with insight and advice into a wide range of financing and industry-specific matters.
Jonathan Gray has served as a director of the Company since May 2023. Mr. Gray has served as the Chief Executive Officer of First Idea International Ltd., a strategic advisory boutique, since its founding in 2008. Mr. Gray has also served as the chief executive officer of the Intelligent Design Agency, a design firm, from its founding to 2018. In 2016, Mr. Gray established The Hideaway Entertainment, LLC, a financing and production entertainment media company focused on motion picture, television, digital media, and technology, and has served as chief executive officer since the company’s founding. In addition, Mr. Gray is the co-owner of Beauchamp Estates France, a division of Beauchamp Estates International, which he founded in March 2005. Mr. Gray served as the founder and chief executive officer of JG Events, an international event management company, from its founding in 2003 until closing it in 2019. Mr. Gray earned his Baccalauréat Littéraire in Litteréture from Lycée Carnot, Cannes, in 1999.

Mr. Gray’s extensive experience in establishing, financing, and managing companies brings valuable and important skills to the Board.
Stephen Lee has served as a director of the Company since May 2023. Mr. Lee is the co-founder of Renewa LLC, a private renewables real estate company and has served as its co-Chief Executive Officer since February 2022. Prior to Renewa, Mr. Lee co-founded KLR in April 2012 and served as a Partner and a Managing Member of the firm until September 2020. Prior to founding KLR, Mr. Lee was a Director and co-Head of the Energy Investment Banking team at Rodman & Renshaw. Mr. Lee holds a Bachelor’s Degree in Economics from New York University.
We believe that Mr. Lee’s extensive experience in the corporate finance and energy industry brings important and valuable skills to the Board.
Non-Director Executive Officers:

Name	Age	Position	Executive Officer Since
Gregory S. Patton	39	Executive Vice President and Chief Financial Officer	2024
Daniel T. Sweeney	49	Executive Vice President, General Counsel and Corporate Secretary	2023
Bryan Freeman	56	Executive Vice President, Operations	2023

Gregory S. Patton has served as the Executive Vice President and Chief Financial Officer of the Company since April 2025. Prior to that, Mr Patton served as the Company’s Executive Vice President, Commercial Development from November 2024 through March 2025, and he began his employment with the Company in March 2024. Prior to joining the Company, Mr. Patton served as CFO of Trigger Energy, LLC, an oil field service company, from November 2022 until March 2024. Prior to that, Mr. Patton served as Senior Vice President, Corporate Development and Finance of Great Western Petroleum, LLC, a private oil and gas company, from May 2015 until its sale to PDC Energy Inc. in May 2022, and afterward, pursued personal ventures until he began serving as CFO for Trigger Energy in November 2022. Prior to that, Mr. Patton served as Manager at Opportune, LLP., a consulting firm, from May 2011 to May 2015, and Ernst and Young, prior to May 2011. Mr. Patton received his Bachelor’s and Master’s Degree in Accounting from the University of Denver.
Daniel T. Sweeney has served as our Executive Vice President, General Counsel and Corporate Secretary since July 2023. Mr. Sweeney served as Senior Vice President, General Counsel and Secretary of Great Western Petroleum, LLC, a private oil and gas company, from June 2018 until its sale to PDC Energy Inc. in May 2022. Prior to that, Mr. Sweeney served as Director, Assistant Secretary and Associate General Counsel at Eclipse Resources Corp., a private oil and gas exploration company, from May 2013 to June 2018, and held legal roles at Chesapeake Energy Corporation (NASDAQ: CHK), a publicly traded oil and gas exploration company, from November 2010 to May 2013, and Rex Energy Corporation, a then publicly traded oil and gas exploration company, from April 2008 to November 2010, from May 1999 to March 2008, Mr. Sweeney worked at several law firms. Mr. Sweeney received his Bachelor’s Degree in Political Science from Case Western Reserve University in 1999 and Juris Doctorate from the Thomas R. Kline School of Law at Duquesne University in 2005.
Bryan Freeman has served as the Executive Vice President, Operations of the Company since May 2023, beginning his employment with the Company in October 2022. Mr. Freeman served as the Senior Vice President of Drilling and Completions at Rosehill from April 2017 to March 2020 and as an employee of Capstone Energy Management, LLC from August 2020 to October 2022. Prior to that, Mr. Freeman served as Drilling and Operations Manager at Tema Oil & Gas Company, a private oil and gas exploration company, from July 2016 until April 2017 and Production & Operation Engineering Manager for SM Energy Company (NYSE: SM) (“SM”), a publicly traded company engaged in hydrocarbon exploration, from July 2013 until July 2016. Before SM, Mr. Freeman served as a Senior Production Engineer at Hess Corporation (NYSE: HES), a publicly traded oil and gas exploration and production company, from 2012 to 2013, and Chevron Corporation (NYSE: CVX), a publicly traded, fully integrated energy company, from 2006 to 2012. Mr. Freeman began his career in the service sector in roles at Schlumberger Limited (NYSE: SLB), a publicly traded oil and gas services provider company, from 2004 to 2006, and Weatherford International plc (NASDAQ: WFRD), a publicly traded oilfield service company, from 2001 to 2004. Mr. Freeman received a Bachelor of Science and Masters of Science in Engineering from the University of Texas in 2001 and 2012, respectively.

BOARD OF DIRECTORS AND COMMITTEES
Board Leadership Structure
The Board has no policy with respect to the separation of the offices of Chair, Chief Executive Officer and President. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs. Consistent with this understanding, the Nominating & Governance Committee considers the Board’s leadership structure annually.
Presently, Mr. Thoresen serves as the Chairman of the Board and Mr. Frommer serves as Interim President and CEO of the Company, while the Company conducts a search for a permanent President and CEO. The Board believes the current separation of these roles will allow our Interim President and CEO to continue to focus his efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
The Corporate Governance Guidelines also allow the Board to designate a “Lead Independent Director” when the position of Chairman is not held by an independent director. If designated, the Lead Independent Director’s duties would include: (i) serving as a liaison between the Chairman and the independent directors of the Board; (ii) approving information sent to the Board; (iii) approving meeting agendas for the Board and meeting schedules to assure there is sufficient time for discussion of all agenda items; and (iv) ensuring that he or she is available for consultation and direct communication with the Company’s major stockholders upon request.
Director Independence
Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of Nasdaq. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the Nasdaq and the applicable rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Messrs. Abbas, Gray, Lee, and Thoresen. Mr. Frommer is not currently considered by the Board to be an independent director because he currently serves as the Company’s Interim President and CEO while the Company searches for a permanent President and CEO. Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026.
Executive Sessions
To facilitate candid discussion among the Company’s directors, the independent directors meet in regularly scheduled executive sessions that are held immediately following each regularly scheduled Board meeting. Since his appointment as Chairman of the Board in March 2026, Mr. Thoresen has presided over these meetings. Prior to such time, the director who presided at these meetings was chosen by the Board, based on the recommendation of the Nominating & Governance Committee. The presiding director is responsible for preparing an agenda for the meetings of the independent directors in executive session.
Director Nominations
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Nominating & Governance Committee in accordance with the policies and principles in, or established pursuant to, its charter.

The Nominating and Governance Committee takes into account many factors prior to recommending to the Board that an existing director be nominated for reelection as a director, including, but not limited to:
•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to the Company’s core values;
•	experience, skills, qualifications and contributions that the existing director brings to the Board; and
•	independent under applicable standards.
The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. The Board believes that a formal diversity policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.
The Board will treat recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in this Proxy Statement, our Second Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Exchange Act.
Board’s Role in Risk Oversight
In the normal course of its business, the Company is exposed to a variety of risks, including risks related to the ability of the Company to successfully drill producing wells, market risks relating to changes in commodity prices, risks relating to the Company’s ability to raise capital on acceptable terms, the Company’s ability to find, develop or acquire additional reserves, political risks and credit and investment risk. Effective risk oversight is a priority of the Board. Executive management is responsible for the day-to-day management of the Company’s risks through internal processes and controls, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board oversees the strategic direction of the Company, and in doing so, considers the potential rewards and risks of the Company’s business opportunities and challenges that the Company faces in the short-, intermediate- and long-term timeframe at least annually, and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its risk oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls, privacy and cybersecurity and legal and regulatory compliance. The Compensation Committee of the Board (the “Compensation Committee”) assists the Board in fulfilling its oversight responsibilities by overseeing the Company’s compensation policies and practices and managing the Company’s compensation-related risks.
Attendance at Meetings
Pursuant to the Company’s Corporate Governance Guidelines, all directors are encouraged to attend the annual meetings of stockholders.
The Board held 8 meetings during 2025. No director attended fewer than 95% of the meetings of the Board and of the committees of the Board on which that director served.
The Board currently has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The Audit Committee held 6 meetings, the Compensation Committee had 3 meetings, and the Nominating & Governance Committee held 4 meetings during 2025.
Committees
Audit Committee
The Audit Committee consists of Messrs. Thoresen (Chair), Abbas, Gray, and Lee, each of whom is independent under the rules of the SEC and Nasdaq listing standards. Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026. As required by the rules of the SEC and listing standards of Nasdaq, the Audit Committee consists solely of independent directors. The Board has also determined that each member of the Audit Committee is financially literate, and that Mr. Thoresen satisfies the definition of “audit committee financial expert.”
The Audit Committee Charter details the principal functions of the Audit Committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and the independent registered public accounting firm;

•
reviewing, evaluating and/or acting upon any conflicts of interests that may arise as between the rights and obligations of any director or executive officer on the one hand, and the rights and obligations of the Company and any of its subsidiaries, on the other hand;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;
•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

A copy of our Audit Committee Charter is posted on our website at www.prairieopco.com in the “Governance—Governance Documents” subsection under the “Investor Relations” section.
Compensation Committee
The Compensation Committee consists of Messrs. Lee (Chair), Abbas, Gray, and Thoresen, each of whom is independent under the rules of the SEC and the Nasdaq listing standards. Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026. The Compensation Committee reviews, evaluates, and approves the compensation agreements, plans, policies, and programs of the Company relating to the Company’s executive officers and directors. agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors. The Compensation Committee’s goal is to oversee the development and implementation of compensation plans, policies, and programs that are designed to provide a competitive level of compensation to attract and retain talented executive officers and directors, reward and encourage maximum corporate and individual performance, promote accountability and align executive officer and director interests with the interests of the Company’s stockholders. We have adopted a Compensation Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Compensation Committee Charter is posted on our website at www.prairieopco.com in the “Governance —Governance Documents” subsection under the “Investor Relations” section.
Nominating & Governance Committee
The Nominating & Governance Committee consists of Messrs. Abbas (Chair), Gray, Lee, and Thoresen, each of whom is independent under the rules of the SEC and Nasdaq listing standards. Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026. The Nominating & Governance Committee advises the Board and makes recommendations regarding appropriate corporate governance practices applicable to the Company and assists the Board in implementing such practices. The Nominating & Governance Committee also assists the Board in identifying individuals qualified to become members of the Board, consistent with the criteria that the Board has approved, and selects, or recommends to the Board to select, director nominees and to fill vacancies on the Board, advises the Board about the appropriate composition of the Board and its committees, leads the Board in annual performance evaluation of the Board, its committees and management and directs all matters relating to the succession of the Company’s Chief Executive Officer. We have adopted a Compensation Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Nominating & Governance Committee Charter is posted on our website at www.prairieopco.com in the “Governance—Governance Documents” subsection under the “Investor Relations” section.
Corporate Governance Guidelines
The Board believes that sound governance policies and practices provide an important framework for fulfilling its duty to stockholders. The Board has adopted Corporate Governance Guidelines that meet or exceed the listing standards of Nasdaq and address the matters below, among others:
•	Board Size, Structure, and Composition
•	Director Qualifications and Independence
•	Director Responsibilities
•	Service on Other Boards
•	Changes in Status
•	Term Limits
•	Director Resignation
•	Board Chair
•	Board Meeting Agendas
•	Meetings of Independent Directors
•	Board External Interaction
•	Director Compensation
•	Board Performance Evaluations
•	Director Orientation and Continuing Education
•	Attendance at Annual Meetings
•	Stockholder Communication with Directors
•	Committee Structure and Composition
•	Director Access to Independent Advisors and Management
•	Management Evaluation and Succession Planning
•	Governance Policies
A copy of our Corporate Governance Guidelines is posted on our website at www.prairieopco.com in the “Governance—Governance Documents” subsection under the “Investor Relations” section.

Corporate Code of Business Conduct and Ethics
Our Board adopted a Corporate Code of Business Conduct and Ethics (“Code of Conduct”) applicable to our directors, officers and employees, in accordance with the rules of the SEC and the listing standards of Nasdaq. The Code of Conduct reflects our commitment to the highest standards of integrity and ethics in all our practices and relationships. The Code of Conduct addresses ethics, conflicts of interest, insider trading, confidentiality, discrimination and harassment, health, safety and the environment, payments to government officials, accounting matters and use of Company assets, among other matters.
We expect our employees to report known or reasonably suspected violations of the Code of Conduct, or any other company policy, law, or core values. We have multiple confidential reporting channels available at all times and the Audit Committee receives regular reports on complaints reported. Any waiver of the Code of Conduct may be made only by our Board or a committee thereof. If the Company were to waive or materially amend any provision of the Code of Conduct that applies to the Company’s directors or executive officers, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or material amendment by either posting such information on our website or by filing a Current Report on Form 8-K.
A copy of our Corporate Code of Business Conduct and Ethics is posted on our website at www.prairieopco.com in the “Governance—Governance Documents” subsection under the “Investor Relations” section.
Insider Trading Policy and Hedging Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and other disposition of the Company’s securities by its directors, officers and employees (“insiders”) of the Company. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K filed with the SEC on March 31, 2026.
Our Insider Trading Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of material non-public information about the Company.
Pursuant to the Company’s Insider Trading Policy, insiders are also prohibited from making any short sales of any securities of the Company and from engaging in transactions involving Company-based derivative securities. This prohibition includes, but is not limited to, trading in Company based option contracts, transacting in straddles or collars, and hedging or monetization transactions. In addition, pursuant to the Company’s Insider Trading Policy, insiders are prohibited from purchasing the Company’s securities on margin and directors and officers are prohibited from pledging securities of the Company as collateral.
Available Corporate Governance Materials
The following materials are available on the Company’s website at www.prairieopco.com in the “Investor Relations” section:
•	Charter of the Audit Committee;
•	Charter of the Compensation Committee;
•	Charter of the Nominating & Governance Committee;
•	Corporate Code of Business Conduct and Ethics; and
•	Corporate Governance Guidelines.
Stockholders may obtain a copy, free of charge, of each of these documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Proxy Statement, by sending a written request to Prairie Operating Co., Attention: Investor Relations, 55 Waugh Drive, Suite 400, Houston, Texas 77007.
Communications with Our Board
Stockholders and other interested parties may communicate with our directors, including our non-management directors, individually or as a group, by writing to Daniel T. Sweeney, Executive Vice President, General Counsel and

Corporate Secretary, at our principal executive offices, 55 Waugh Drive, Suite 400, Houston, Texas 77007. Stockholders and other interested parties may submit such communications on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Communication with Directors” and clearly identifying the intended recipient(s) of the communication.
The Company’s General Counsel will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.
Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Conduct.

EXECUTIVE COMPENSATION
We are currently considered a “smaller reporting company,” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, for purposes of the SEC’s executive compensation disclosure rules, and we have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend to a lesser number of executive officers who may be classified as our “Named Executive Officers,” namely, those individuals who served as our principal executive officer, our next two other most highly compensated officers at the end of the last completed fiscal year and up to two additional individuals who would have been considered one of our next two most highly compensated officers except that such individuals did not serve as executive officers at the end of the last completed fiscal year. Accordingly, our Named Executive Officers and their positions were as follows:

Name	Principal Position
Edward Kovalik	Former Chief Executive Officer and Chairman
Gary C. Hanna	Former President and Director
Gregory S. Patton	Executive Vice President and Chief Financial Officer
Craig Owen	Former Executive Vice President and Chief Financial Officer

Summary Compensation Table
The table below sets forth all the compensation awarded to, earned by, or paid to our Named Executive Officers during fiscal years ended December 31, 2025 and 2024, except that Mr. Patton was not one of our named executive officers for 2024, and accordingly, information with respect to Mr. Patton for such year is not provided.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)(b)	Stock Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Edward Kovalik Former Chairman and Chief Executive Officer(e)	2025	750,000	550,000	5,616,733	16,200	6,932,933
	2024	550,000	550,000	2,750,000	13,800	3,863,800
Gary C. Hanna Former President(f)	2025	675,000	550,000	5,616,733	14,000	6,855,733
	2024	550,000	550,000	2,750,000	13,800	3,863,800
Gregory S. Patton Executive Vice President and Chief Financial Officer	2025	550,000	350,000	3,936,800	16,200	4,853,000
Craig Owen Former Executive Vice President and Chief Financial Officer(g)	2025	475,000	475,000	0	12,917	962,917
	2024	350,000	750,180	1,050,000	13,729	2,163,909

(a)	The amounts reported in this column represent the actual amounts earned during the applicable calendar year.
(b)	Represents the discretionary bonuses received by our Named Executive Officer for 2025.
(c)
The amounts reported in this column for 2025 represents the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effects of estimated forfeitures, of restricted stock units (“RSUs”) and performance stock units (“PSUs”) awarded under the Long-Term Incentive Plan. The assumptions used in calculating the aggregate grant date fair value of such award are described under the heading “Note 16—Long-Term Incentive Compensation” in the notes to our consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026.

(d)
The amounts reported in this column for 2025 reflect 401(k) match and HSA contributions from the Company to Messrs. Kovalik, Hanna, Patton and Owen of $16,000, $14,000, $16,200, and $12,917, respectively.

(e)	Mr. Kovalik resigned as the Company’s Chief Executive Officer and Chairman, effective March 2, 2026.
(f)	Mr. Hanna retired from the Company as President and Director, effective March 2, 2026.
(g)	Mr. Owen resigned as the Company’s Executive Vice President and Chief Financial Officer, effective April 1, 2025.
2025 Compensation Analysis and Adjustments
During 2025, the Compensation Committee undertook a full-scope review of the compensation of the Company’s executive management team, which was supported by competitive market data, advice and strategic guidance provided by Zayla (a Gallagher company) (“Zayla”), an independent professional compensation consultant. The Compensation

Committee’s compensation philosophy is to generally target an executive officer’s target direct compensation closer to the 75th percentile of the competitive market (the “Target Positioning”) in order to differentiate the Company from competitors in the marketplace for executive talent and better enable the Company to attract, retain and incentivize high-quality executive talent.
Separately, the Compensation Committee also viewed it important to recognize the achievements of the executive management team since the Company emerged as a publicly traded company following the Company’s merger in May 2023 (the “Merger”). Immediately following the Merger, the Company did not have any material production history, credit facility, active development program or support from a major U.S. banking institution. Since that time, the executive management team successfully executed on a number of key business strategies and objectives, including, among others, the Company’s financing and acquisition of oil and gas assets from Bayswater Exploration and Production and affiliates for approximately $602.75 million, securing a revolving credit facility in an aggregate principal of amount of $1 billion, financing and acquiring certain oil and gas assets, including 26 revenue producing oil and natural gas wells, from Nickel Road Development LLC and its affiliates, and divesting the Company’s cryptocurrency mining operations.
Zayla advised the Compensation Committee that, based on its average barrels of oil equivalent per day (BOEPD), market capitalization, and growth outlook, the Company is presently in a stage of development most analogous to a recently public, similar sized energy company, and identified several post-IPO energy companies as strong examples of representative comparator companies. The peer group data developed by Zayla established that (a) the base salaries of the executive management team were below the Target Positioning (although the target annual bonus opportunities of Messrs. Kovalik and Hanna were above the Target Positioning) and (b) the current equity participation of each member of the executive management team was substantially below market median.
After reviewing and discussing the compensation data developed by Zayla, the Compensation Committee determined to (a) increase the base salaries of the executive officers to more closely align to the Target Positioning, (b) reduce the target annual bonus opportunities of Messrs. Kovalik and Hanna to 125% of base salary (from 250% of base salary), and (c) grant one-time equity awards to the Company’s executive officers to level-set their long-term incentive opportunities with competitive market practice. The Compensation Committee believed that these changes will enhance the competitive positioning of each executive officer’s compensation, incentivize sustained long-term stockholder value, align executive interests with those of stockholders, and promote retention.
In August 2025, we entered into amended and restated employment agreements with each of our then-serving Named Executive Officers to implement these changes, which are described below under “—Employment Agreements.”
In addition, in August 2025, the Compensation Committee approved the grant of equity awards to Messrs. Kovalik, Hanna and Patton under the Company’s 2024 Amended and Restated Long-Term Incentive Plan, as amended (the “Long-Term Incentive Plan”), as follows (the “2025 Officer Equity Awards”).

Name and Title	Time-Based Restricted Stock Units (RSUs)(1)	Target Number of Performance Units(2)
Edward Kovalik	687,980	1,031,970
Gary Hanna	687,980	1,031,970
Greg Patton	665,000	665,000

(1)
The RSUs were scheduled to vest in three substantially equal annual installments on each of March 26, 2026, March 26, 2027, and March 26, 2028, subject in each case to the recipient’s continued employment or service through each applicable vesting date.

(2)
Each Named Executive Officer was eligible to earn between 0% to 200% of the applicable target number of performance units depending on the total shareholder return (“TSR”) of the Company’s common stock relative to the TSR of the stock of each of twelve (12) component members of the peer group selected by the Compensation Committee. The Company’s relative TSR will be measured over the performance period that began on March 26, 2025, and ends on March 26, 2028 (the “Performance Period”). Subject to certain exceptions, a Named Executive Officer’s right to receive any shares of Company common stock in settlement of earned performance units is subject to his continued employment or service with the Company through the last day of the Performance Period.

In granting the 2025 Officer Equity Awards, the Compensation Committee intends that Messrs. Kovalik, Hanna and Patton will not receive any other long-term incentive awards during 2025 and 2026. Accordingly, the sizing of the 2025 Officer Equity Awards was designed to encompass each executive’s (a) projected annual equity award for 2025, (b) an estimate of the annual equity award for 2026, and (c) the true-up component to level-set the executive’s long-term incentive opportunity with competitive market practice as discussed above.

Mr. Kovalik resigned from the Company in March 2026 and Mr. Hanna retired from the Company in March 2026 and the Company entered into Separation Agreements with each of Messrs. Kovalik and Hanna. Please see “—Separation Agreements” below for more information.
Employment Agreements
We entered into employment agreements with each of our Named Executive Officers (the “Employment Agreements”), which Employment Agreements (other than Mr. Owen’s Employment Agreement) were amended and restated in August of 2025, for the reasons discussed above. The Employment Agreements provide the Named Executive Officers with (a) an annualized base salary of $750,000 for Mr. Kovalik, $675,000 for Mr. Hanna, $550,000 for Mr Patton and $475,000 for Mr. Owen; (b) eligibility to receive an annual bonus with a target amount equal to 125% of the annualized base salary for each of Messrs. Kovalik and Hanna and 100% of the annualized base salary for each of Messrs. Patton and Owen (the “Target Annual Bonus”); and (c) eligibility to receive annual long-term incentive equity awards. Pursuant to the Employment Agreements, the amount of each Named Executive Officer’s base salary, annual bonus target value and Long-Term Incentive Plan awards are subject to review and determination by the Board or the Compensation Committee, as applicable, on an annual basis. Mr. Kovalik resigned as the Company’s Chief Executive Officer and Chairman, effective March 2, 2026. Mr. Hanna retired from the Company as the Company’s President and Director, effective March 2, 2026. Mr. Owen resigned as the Company’s Executive Vice President and Chief Financial Officer, effective April 1, 2025.
The Employment Agreements also provide for certain severance benefits as described below in “—Potential Payments Upon Termination or Change of Control.”
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2025, which consist of RSUs and PSUs granted under the Long-Term Incentive Plan.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Edward Kovalik(6)	83,746(2)	141,531	83,746(4)	141,531
	687,980 (3)	1,162,686	1,031,970(5)	1,744,029
Gary C. Hanna(7)	83,746(2)	141,531	83,746(4)	141,531
	687,980(3)	1,162,686	1,031,970(5)	1,744,029
Craig Owen(8)	—	—	—	—
Gregory S. Patton	85,853(2)	145,092	19,185(4)	32,423
	665,000(3)	1,123,850	665,000(5)	1,123,850

(1)
The amount included in this column represents the market value of our common stock underlying the RSU and PSU awards, as applicable, granted to our Named Executive Officers, computed based on the closing price of our common stock on December 31, 2025, which was $1.69 per share.

(2)
Represents an award of RSUs (2nd and 3rd tranches) granted under the Long-Term Incentive Plan with each RSU representing a contingent right to receive, upon vesting, one share of our common stock. The RSUs are scheduled to vest ratably in three annual installments beginning on March 5, 2025.

(3)
Represents an award of RSUs granted under the Long-Term Incentive Plan with each RSU representing a contingent right to receive, upon vesting, one share of our common stock. The RSUs are scheduled to vest ratably in three annual installments beginning on March 26, 2026.

(4)
Represents an award of PSUs granted under the Long-Term Incentive Plan with each PSU representing a contingent right to receive, upon vesting, one share of our common stock. Between 0% and 200% of the target number of PSUs granted, are eligible to vest in March 2027 subject to the achievement of a relative total shareholder return performance target for the three-year performance period beginning on January 1, 2024 and ending on December 31, 2026.

(5)
Represents an award of PSUs granted under the Long-Term Incentive Plan with each PSU representing a contingent right to receive, upon vesting, one share of our common stock. Between 50% and 200% of the target number of PSUs granted are eligible to vest in subject to the achievement of a relating total shareholder return performance target for the three-year performance period beginning on January 1, 2025 and ending on December 31, 2027.

(6)
Mr. Kovalik resigned as the Company’s Chief Executive Officer and Chairman, effective March 2, 2026, and all of Mr. Kovalik’s unvested RSUs at such time were vested in connection therewith and all of Mr. Kovalik’s unvested PSUs were forfeited at such time.

(7)
Mr. Hanna retired from the Company as the Company’s President and Director, effective March 2, 2026, and all of Mr. Hanna’s unvested RSUs were vested in connection therewith and he will retain all of his unvested PSUs through the end of the applicable performance period.

(8)
Mr. Owen resigned as the Company’s Executive Vice President and Chief Financial Officer, effective April 1, 2025, and all of Mr. Owen’s unvested RSUs and PSUs at such time were vested in connection therewith.

Potential Payments Upon Termination or a Change of Control
The following disclosures discuss the payments and benefits that our Named Executive Officer who is currently an officer of the Company (Gregory S. Patton) would have been eligible to receive upon certain termination events, assuming that each such termination occurred on December 31, 2025. As a result, the payments and benefits disclosed represent what would have been due and payable to such Named Executive Officer under the applicable agreements and plans in existence between each Named Executive Officer and the Company as of December 31, 2025; this disclosure does not reflect any changes to such agreements or plans, or new agreements or plans adopted, after December 31, 2025, unless specifically stated.
Mr. Owen resigned as the Company’s Executive Vice President and Chief Financial Officer, effective April 1, 2025, Mr. Kovalik resigned as the Company’s Chief Executive Officer and Chairman in March 2026 and Mr. Hanna resigned as the Company’s President in March 2026. Please see “—Separation Agreements” below for information about the amounts received by such Named Executive Officers upon their separation from the Company.
Termination of Employment under Mr. Patton’s Employment Agreement
Under Mr. Patton’s Employment Agreement, if Mr. Patton’s employment is terminated without “Cause” or by Mr. Patton for “Good Reason” (as each term is defined below), then Mr. Patton is eligible to receive an amount equal to two times (or three times if such termination occurs within the 12-month period following a Change in Control), the sum of Mr. Patton’s (a) base salary, plus (b) the Target Annual Bonus for the year in which Mr. Patton’s termination of employment occurs, in each case with such sum payable in a single lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is sixty days after the date of termination (such total amount, the “Severance Payment”). In addition, if Mr. Patton is eligible to receive the Severance Payment, then Mr. Patton is also eligible for reimbursement of up to 18 months’ worth of the Company’s healthcare premium subsidy, calculated as the difference between (i) the amount Mr. Patton pays to effect and continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under the Company’s group health plans.
The severance benefits described above are subject to Mr. Patton’s execution, delivery and non-revocation of a release of claims in favor of us and continued compliance with applicable restrictive covenants.
Under the Employment Agreements, “Cause” generally means, Mr. Patton’s: (i) willful or continued failure to perform his duties; (ii) willful failure to comply with any valid and legal directive of the Board, the Chief Executive Officer or President; (iii) willful engagement in dishonesty, illegal conduct, or gross misconduct that is injurious to us or our affiliates; (iv) embezzlement, misappropriation of funds, or fraud with respect to us or our affiliates; (v) conviction of or plea of guilty or nolo contendere to a felony or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of our written policies or codes of conduct; or (vii) material breach of any material obligation under the applicable employment agreement or any other written agreement with us.
Under the Employment Agreements, “Good Reason” generally means the occurrence of any of the following without Mr. Patton’s written consent: (i) a material diminution in (a) base salary, (b) annual bonus opportunity, (c) annual target Long-Term Incentive Plan opportunity or (d) benefits, provided that a material decrease in an element of compensation represented by either (a), (b), (c), or (d) that is offset by a corresponding increase or increases in the other element(s) will not be deemed a condition for Good Reason so long as Mr. Patton’s aggregate compensation from all such elements of compensation is not materially diminished; (ii) a material diminution in title, reporting relationship, authority, duties or responsibilities with us; (iii) a material breach by us of any obligations under the Employment Agreement; or (iv) the relocation of his principal place of employment by more than 40 miles.
Under the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) the consummation of an agreement to acquire or a tender offer for beneficial ownership of 50% or more of either (a) the then outstanding equity securities or (b) the combined voting power of the then outstanding voting securities of the Company; (ii) individuals who constitute the Incumbent Board (as defined in the Employment

Agreements) cease for any reason to constitute at least a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assts of another company (a “Business Combination”), unless following such Business Combination, (a) the equity securities and voting securities outstanding immediately prior to the Business Combination, continue to represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of the then outstanding equity interests and the combined voting power of the then outstanding voting securities, (b) no person or entity beneficially owns 20% or more of the outstanding equity interests of the resulting entity, and (c) at least a majority of the members of the board of the resulting entity were members of the Incumbent Board; or (iv) approval by the equity holders of the Company of a complete liquidation or dissolution of the Company.
Separation Agreements
In March 2026, Mr. Kovalik resigned as the Company’s CEO and Chairman of the Board and Mr. Hanna retired as President and director of the Company. We entered into separation agreements with Mr. Kovalik and Mr. Hanna with respect to the terms of their separation from the Company, which were negotiated on behalf of the Company by a special committee of the Board composed entirely of independent directors.
Pursuant to the Company’s separation agreement with Mr. Kovalik (the “Kovalik Separation Agreement”), Mr. Kovalik received a lump sum severance payment of $2,531,250, which was the equivalent of 1.5 times the sum of Mr. Kovalik’s annual base salary and target annual incentive bonus. Mr Kovalik also received his 2025 annual incentive bonus of $750,000 and a payout of his unused, accrued vacation/PTO benefits. In addition, all of Mr. Kovalik’s unvested time-based restricted stock units were immediately vested and all of Mr. Kovalik’s unvested performance-based restricted stock units were immediately forfeited, in each case, upon his resignation from the Company.
Pursuant to the Company’s separation agreement with Mr. Hanna (the “Hanna Separation Agreement” and, together with the Kovalik Separation Agreement, the “Separation Agreements”), Mr. Hanna received his 2025 annual incentive bonus of $675,000 and a payout of his unused, accrued vacation/PTO benefits. In addition, all of Mr. Hanna’s unvested time-based restricted stock units were immediately vested upon his retirement from the Company, and Mr. Hanna retained all of his unvested performance-based restricted stock units through the end of the applicable performance period, which is consistent with the treatment of such performance awards in the event of retirement under Mr. Hanna’s applicable award agreements.
Mr. Kovalik and Mr. Hanna retained their respective fully vested non-compensatory stock options but assigned their respective overriding royalty interests in certain of the Company’s Genesis/Exok assets to the Company. Mr. Kovalik and Mr. Hanna also each agreed to vote the shares of the Company’s common stock they beneficially own in favor of the Board’s recommendation at any annual or special meeting of the Company’s stockholders over the next three years, and that any lockup agreements entered into by Mr. Kovalik and Mr. Hanna, including with the holder of the Company’s Series F Preferred Stock, will remain in full force and effect in accordance with the terms thereof.
Treatment of Long-Term Incentive Plan Awards upon a Termination of Employment (not in connection with a Change of Control)
Pursuant to the RSU award agreements governing RSUs granted to each of the Named Executive Officers under the Long-Term Incentive Plan, upon a termination of employment without Cause or for Good Reason, a number of unvested RSUs will vest such that the total number of vested RSUs subject to the applicable RSU award is equal to the product of (i) the total number of RSUs covered by the applicable RSU award, times (ii) a fraction, the numerator of which is the number of full calendar months that have elapsed since the date of the grant, and the denominator of which is 36. Such vested RSUs will be settled as soon as administratively practicable following such termination, but in no event later than 60 days of such termination.
Upon a termination of employment due to death or disability, all the RSUs will be deemed 100% vested and will be settled as soon as administratively practicable following such termination, but in no event later than 60 days of such termination.
Upon a termination due to retirement at or after having attained age 65, other than a termination for Cause, a termination by the Named Executive Officer at a time that Cause exists, or a termination due to death or disability, all the RSUs will be deemed 100% vested and will be settled within 90 days of such termination.
Upon a termination of employment for Cause or without Good Reason, the Named Executive Officer will forfeit all outstanding unvested RSUs.

Each PSU award granted to a Name Executive Officer on the Long-Term Incentive Plan represents the right to receive between 0% and 200% of the initial number of PSUs covered by the PSU award. With regards to the PSU awards held by each of the Named Executive Officers, upon a termination of employment without Cause or for Good Reason, the number of PSUs that will be deemed earned and vested upon such termination will equal the product of (i) the initial number of PSUs subject to the applicable PSU award, times (ii) a fraction, the numerator of which is the number of full calendar months that have elapsed since the date of the grant, and the denominator of which is 36. Such earned and vested PSUs will be settled as soon as administratively practicable following such termination, but in no event later than 60 days of such termination.
Upon a termination of employment due to death or disability, the initial number of PSUs covered by the applicable PSU award will be deemed 100% earned and vested and will be settled as soon as administratively practicable following such termination, but in no event later than 60 days of such termination.
Upon a termination due to retirement at or after having attained age 65, other than a termination for Cause, a termination by the Named Executive Officer at a time that Cause exists, or a termination due to death or disability, the PSUs covered by the applicable PSU award will remain outstanding following retirement and the Named Executive Officer will earn and become vested in the number of PSUs that would have been earned and vested had the Named Executive Officer continued in employment through the end of the performance period.
Upon a termination of employment for Cause or without Good Reason, the Named Executive Officer will forfeit all outstanding PSUs.
The definitions of “Cause” and “Good Reason” for purposes of the award agreements governing the RSUs and PSUs are the same definitions as those in the Employment Agreements and described above in “—Termination of Employment under the Employment Agreements.”
Treatment of Long-Term Incentive Plan Awards upon a Change of Control
Pursuant to the RSU awards granted to the Named Executive Officers under the Long-Term Incentive Plan, upon a Change of Control that involves a merger, reclassification, reorganization, or other similar transaction in which the surviving entity, Company’s successor, or the direct or indirect parent of the surviving entity or Company’s successor, fails to assume or substitute the award agreements with a substantially equivalent award, then all of the RSUs will be deemed 100% vested and will be settled as soon as administratively practicable following the vesting of the RSUs, but in no event later than 60 days after such vesting date.
Upon a termination of employment without Cause or for Good Reason during the 24-month period beginning on the date on which a Change of Control occurs, all the RSUs will be deemed 100% vested and will be settled as soon as administratively practicable following the vesting of the RSUs, but in no event later than 60 days after such vesting date.
With regards to the PSU awards granted to the Named Executive Officers under the Long-Term Incentive Plan, upon a Change of Control that involves a merger, reclassification, reorganization, or other similar transaction in which the surviving entity, Company’s successor, or the direct or indirect parent of the surviving entity or Company’s successor, fails to assume or substitute the award agreements with a substantially equivalent award, the Named Executive Officer shall, as of the date of such Change in Control, be deemed to have earned and vested in a number of PSUs determined based on actual performance against the stated performance criteria through the date of such Change of Control, assuming that the performance period ended on the date of the Change of Control. The PSUs are to be settled immediately prior to the Change of Control.
Upon a termination of employment without Cause or for Good Reason during the 24-month period beginning on the date on which a Change of Control occurs, the Named Executive Officers shall be deemed to have earned and vested in, as of the date of such termination, a number of PSUs equal to the greater of (i) the initial number of PSUs covered by the PSU award or (ii) the number of PSUs determined based on actual performance against the stated performance criteria through the date of such termination of employment, assuming that the performance period ended on the date of termination of employment. Such earned and vested PSUs shall be settled as soon as practicable following the date of termination of employment, but not later than December 31 of the calendar year in which such termination of employment occurs.
The definitions of “Cause”, “Change of Control” and “Good Reason” for purposes of the award agreements governing the RSUs and PSUs are the same definitions as those in the Employment Agreements and described above in “—Termination of Employment under the Employment Agreements,” except that the reference to “20%” in the definition of “Change of Control” as described above under the Employment Agreements is 50% for purposes of the RSUs and PSUs.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and the company’s financial performance for each of the three years in the period ended December 31, 2025. As indicated above, we are permitted to report as a “smaller reporting company” under SEC rules. Accordingly, we have not included a tabular list of financial performance measures, and the table below (i) only includes the requisite information for three years, (ii) does not include information with respect to peer total stockholder return (“TSR”), and (iii) does not include a column for a Company-Selected Measure as defined in Item 402(v) of Regulation S-K. In accordance with applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table for each applicable year to determine the “actual” compensation paid to our principal executive officers (“PEOs”) and the average “actual” compensation paid to our other non-PEO Named Executive Officers (“non-PEO NEOs”).
The following table summarizes compensation values reported in the Summary Compensation Table for our PEOs and the average for our other non-PEO NEOs, as compared to “compensation actually paid” (“CAP”) and the company’s financial performance for the years ended December 31, 2025, 2024, and 2023:

Year (a)	Summary Compensation Table Total for First PEO(1) (b)	Summary Compensation Table Total for Second PEO(1) (b)	Compensation Actually Paid to First PEO(1)(2) (c)	Compensation Actually Paid to Second PEO(1)(2) (c)	Average Summary Compensation Table Total for Non-PEO NEOs(1) (d)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2) (e)	Value of Initial Fixed $100 Investment Based On TSR (f)	Net Income (Loss) (g)
2025	$6,932,933	—	$4,222,916	—	$4,223,883	$3,616,580	$1.97	$32,051,000
2024	$3,863,800	—	$3,568,123	—	$3,013,855	$2,728,243	$8.07	$(40,912,000)
2023	$1,625,988	$50,000	$1,625,988	$50,000	$2,564,945	$2,058,802	$11.10	$(79,080,000)

(1)	The first PEO and, if applicable, the second PEO reflected in the table for each of 2025, 2024, and 2023 are as follows: 2025: Edward Kovalik (First PEO) and Second PEO not applicable
2025: Edward Kovalik (First PEO) and Second PEO not applicable
2024: Edward Kovalik (First PEO) and Second PEO not applicable
2023: Edward Kovalik (First PEO) and John D. Maatta (Second PEO)
The non-PEO NEOs reflected in the table for each of 2025, 2024 and 2023 are as follows: 2025: Gary C. Hanna, Craig Owen and Gregory S. Patton
2025: Gary C. Hanna, Craig Owen and Gregory S. Patton
2024: Gary C. Hanna and Craig Owen
2023: Gary C. Hanna and Craig Owen
(2)
The company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate CAP in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c) and (e) for our PEOs and non-PEO NEOs in each respective year.

	2025	2024	2023
FIRST PEO SUMMARY COMPENSATION TABLE TOTALS.	$6,932,933	$3,863,800	$1,625,988
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(5,616,733)	(2,750,000)	—
Fair value at year end of equity awards granted during the year	2,906,716	2,454,323	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—	—	—
Change in fair value of equity awards granted in current year that vested during the year	—	—	—
Change in fair value of equity awards granted in prior years that vested during the year	—	—	—
Equity awards granted in prior years that were forfeited during the year	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—
Total Equity Award Related Adjustments	$(2,710,018)	(295,677)	$—
COMPENSATION ACTUALLY PAID TOTALS	$4,222,916	$3,568,123	$1,625,988

2023
SECOND PEO SUMMARY COMPENSATION TABLE TOTALS	$50,000
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	—
Fair value at year end of equity awards granted during the year	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—
Change in fair value of equity awards granted in current year that vested during the year	—
Change in fair value of equity awards granted in prior years that vested during the year	—
Equity awards granted in prior years that were forfeited during the year	—
Dividends or other earnings paid on equity awards during the year	—
Total Equity Award Related Adjustments	—
COMPENSATION ACTUALLY PAID TOTALS	$50,000

	2025	2024	2023
NON-PEO NEOS SUMMARY COMPENSATION TABLE TOTALS	$4,223,883	$3,013,855	$2,564,945
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(3,184,511)	(1,900,000)	(1,457,143)
Fair value at year end of equity awards granted during the year	2,577,208	1,614,388	951,000
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	—	—	—
Change in fair value of equity awards granted in current year that vested during the year	—	—	—
Change in fair value of equity awards granted in prior years that vested during the year	—	—	—
Equity awards granted in prior years that were forfeited during the year	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—
Total Equity Award Related Adjustments	$(607,303)	$(285,612)	$(506,143)
COMPENSATION ACTUALLY PAID TOTALS	$3,616,580	$2,728,243	$2,058,802

Narrative Disclosure to Pay versus Performance Table
The following graph illustrates the relationship between CAP for our PEOs and average CAP for our non-PEO NEOs and the cumulative TSR on our common stock. The cumulative TSR presented below assumes a $100 investment on December 31, 2023, 2024 and 2025 and the reinvestment of dividends for each year presented below.

The following graph illustrates the relationship between CAP for our PEOs and average CAP for our non-PEO NEOs and the Company’s net income (loss) for each of the years ended December 31, 2023, 2024 and 2025.

DIRECTOR COMPENSATION
The following table summarizes the compensation provided to the non-employee directors of our Board for the fiscal year ended December 31, 2025. Mr. Kovalik, who served as Chairman of the Board during 2025, did not receive any additional compensation for his service as Chairman of the Board. All compensation provided to Mr. Kovalik with respect to the 2025 year is reflected within the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Gizman I. Abbas(3)	150,000	277,726	—	427,726
Richard N. Frommer	150,000	277,726	—	427,726
Jonathan H. Gray	150,000	277,726	—	427,726
Stephen Lee	150,000	277,726	—	427,726
Erik Thoresen	150,000	277,726	—	427,726

(1)
The amounts reflected in this column reflect the annual cash compensation paid to the non-employee directors, prorated based on days of service on the Board for the fiscal year ended December 31, 2025.

(2)
The amounts reflected in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of (i) 38,860 RSUs granted to each of our non-employee directors in August 2025, which vest on June 4, 2026 and (ii) 62,500 RSUs granted to each of our non-employee directors in August 2025, which vest ratably in three annual installments beginning on March 26, 2026. Each RSU represents a contingent right to receive one share of our common stock.

(3)	Mr. Abbas resigned from the Company on April 22, 2026, effective May 15, 2026.
2025 Non-Employee Director Compensation
In connection with the compensation review of the Company’s executive management team discussed above under “Executive Compensation—2025 Compensation Analysis and Adjustments,” the Compensation Committee also reviewed and discussed the compensation of the Company’s non-employee directors with input and guidance from Zayla to assess whether the annual compensation paid to the Company’s non-employee directors is market competitive and comparable to the annual compensation payable to non-employee directors of publicly traded companies comparable to the Company. As a result of such review and consideration and in order to improve the competitive positioning of the annual compensation of the Company’s non-employee directors, based upon the recommendations of Zayla, the Compensation Committee (a) increased the annual cash compensation of the Company’s non-employee directors by $50,000 (from ($100,000 to $150,000) and, (b) increased the target value of the annual equity awards granted to the Company’s non-employee directors by $50,000 (from $100,000 to $150,000).
In addition, for the other reasons discussed above under “Executive Compensation—2025 Compensation Analysis and Adjustments” relating to the successful execution of a number of key business strategies and objectives since the Company emergence as a publicly traded company, growth in BOEPD and market capitalization and growth outlook, and after a review of peer data for comparably sized post-IPO energy companies, the Compensation Committee determined it was advisable and in the best interests of the Company and its stockholders to grant each of the non-employee directors a one time equity award of 62,500 RSUs, which will vest ratably in three annual installments beginning on March 26, 2026 (the “One-Time Equity Awards”).
Accordingly, the Compensation Committee recommended to the Board, and the Board subsequently approved, such adjustments to the compensation of the Company’s non-employee directors and the One-Time Equity Awards.
DELINQUENT SECTION 16 REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their beneficial ownership and changes in ownership (Form 3, 4 and 5, and any amendment thereto) with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in fiscal year 2025, except that Gregory S. Patton filed a Form 3 on August 15, 2025 that was required to be filed on April 11, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Policy
The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with our written policy governing related party transactions. Our Related Party Transactions Policy provides that “related party transaction” means any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, or, if the Company qualifies as a smaller reporting company under Item 10(f)(1) of Regulation S-K, the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, (b) the Company was, is, or will be a participant and (c) any related person had, has, or will have a direct or indirect material interest. A “related person” means (a) a director or director nominee of the Company, (b) an executive officer of the Company, (c) a stockholder (together with any of its controlling or controlled affiliates) owning more than 5% of any class of the Company’s voting stock, (d) any (i) person who is an immediate family member of any of the foregoing persons in clauses (a)-(c), which includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such persons or (b) person (other than a tenant or employee) who is sharing the household of the persons in clauses (a)-(c) or (e) an (i) entity that is owned or controlled by someone listed in clauses (a)-(d) an entity in which someone listed in clauses (a)-(d) has a substantial ownership interest or control of the entity or (c) entity in which someone listed in clauses (a)-(d) is an executive officer or general partner, or holds a similar position.
Pursuant to this policy, the Audit Committee reviews all material facts of all related party transactions, including the terms of the transaction and the nature of the related person’s interest in the transaction. In determining whether to approve or disapprove entry into a related party transaction, our Audit Committee shall consider, among other factors, the following: (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the extent of the related party’s interest in the transaction and (iii) whether the transaction is material to the Company. Further, the policy requires that all related party transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. All of the related party transactions discussed in this proxy statement were reviewed pursuant to our Related Party Transaction Policy.
Consent and Agreement
On August 15, 2024, the Company entered into a Consent & Agreement (the “Consent & Agreement”) with the O’Neill Trust. Prior to entering into the Consent & Agreement, the O’Neill Trust was the beneficial owner of 25% of the Common Stock of the Company. Pursuant to the Consent & Agreement, the O’Neill Trust, as a holder of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”) and as the sole holder of the Company’s Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), (a) consented to, and waived any and all negative covenants with respect to, any and all transactions the Company may consummate in connection with the funding of the Asset Purchase Agreement, dated January 11, 2024, by and among the Company, Prairie LLC, Nickel Road Development LLC and Nickel Road Operating LLC, as amended, and its ongoing operations; (b) released its mortgage on certain property of the Company, which was established in favor of the O’Neill Trust securing the Company’s obligations under the Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock (the “Series E Certificate”); and (c) agreed to (i) amend Section 6(d) of the Series E Certificate to increase the Beneficial Ownership Limitation Ceiling, as defined in the Series E Certificate, from 9.99% to 49.9%, (ii) subject to consent from the requisite holders of the Series D Preferred Stock, amend Section 6(d) of the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate”) to increase the Beneficial Ownership Limitation, as defined in the Series D Certificate, from 9.99% to 49.9% and (iii) amend Section 2(e) of each of the O’Neill Trust’s Series D A Warrant and Series E A Warrant and Section 2(d) of the O’Neill Trust’s Series E B Warrant to increase the Beneficial Ownership Limitation Ceiling from 25% to 49.9%.
In connection with the increase to the Beneficial Ownership Limitation Ceiling, the O’Neill Trust agreed pursuant to the Consent & Agreement that (i) until its remaining Series D Preferred Stock, Series D PIPE Warrants, and Series E PIPE Warrants are exercised or converted, as applicable, it will not acquire any other shares of Common Stock of the

Company, and (ii) for a period of ten years following the date of the Consent & Agreement, it will not, directly or indirectly, acquire by means of public equity trading markets, any Common Stock or other securities with underlying Common Stock, to the extent the O’Neill Trust would beneficially own the voting, investment or economic control over 49.9% of the Common Stock of the Company.
The O’Neill Trust further agreed that if at any time it beneficially owns, or exercises control over, shares of Common Stock with voting rights that exceed 29.9% of the Common Stock of the Company (the “Voting Threshold”), the Company shall exercise the voting rights with respect to such shares of Common Stock beneficially owned in excess of the Voting Threshold in the same proportion as the outstanding Common Stock (excluding Common Stock beneficially owned, directly or indirectly, by the O’Neill Trust or any Affiliate (as defined in the Consent & Agreement) of the O’Neill Trust, but including any securities of the Company eligible to vote with the Common Stock on an as-converted basis) voted on all matters submitted to a vote of the holders of Common Stock of the Company.
Bristol Investment Fund, Ltd.
On April 8, 2024, the Company entered into an Amendment and Waiver of Exercise Limitations Letter Agreement (the “Letter Agreement”) with Bristol Investment Fund, Ltd. (“Bristol Investment Fund”) to amend certain terms of the A warrants to purchase shares of common stock (the “A Warrants”) and B warrants to purchase shares of common stock (the “B Warrants” and together with the A Warrants, the “Series D PIPE Warrants”) held by Bristol Investment Fund. Each of the Series D PIPE Warrants held by Bristol Investment Fund is subject to a limitation on exercise if as a result of such exercise or conversion, the holder would own more than 4.99% of the outstanding shares of common stock (the “Beneficial Ownership Limitation”), which may be increased by the holder upon written notice to the Company, to any specified percentage not in excess of 9.99% (the “Beneficial Ownership Limitation Ceiling”). The Letter Agreement increases the Beneficial Ownership Limitation Ceiling from 9.99% to 19.99%. Pursuant to the Letter Agreement, Bristol Investment Fund further notified the Company of its intent to immediately increase the Beneficial Ownership Limitation Ceiling to 19.99% and the parties agreed to waive the waiting period with respect to such notice.
Subordinated Promissory Note
On September 30, 2024 (the “Subordinated Note Effective Date”), the Company entered into a subordinated promissory note (the “Subordinated Note”) with First Idea Ventures LLC and The Hideaway Entertainment LLC (together, the “Noteholders”), in a principal amount of $5,000,000, with a maturity of September 30, 2025. The Subordinated Note has an interest rate of 10.00% and the Noteholders are entitled to a minimum return on capital of up to 2.0x upon the repayment, prepayment or acceleration of the obligations, or the occurrence of certain other triggering events under the Subordinated Note. The Subordinated Note is guaranteed by Prairie LLC pursuant to a global guaranty agreement (the “Note Guaranty”) entered into by Prairie LLC in favor of the Noteholders on the Subordinated Note Effective Date. The Noteholders are entities controlled by Jonathan H. Gray, a director of the Company.
Pursuant to the terms of the Subordinated Note, the Company issued to the Noteholders warrants (the “Subordinated Note Warrants”) to purchase up to 1,141,552 shares of common stock, vesting in tranches based on the date of repayment of the Subordinated Note. Upon vesting, the Subordinated Note Warrants will be exercisable at any time until September 30, 2029, at an exercise price of $8.89, subject to adjustments as provided under the terms of the Subordinated Note Warrants. In connection with the Subordinated Note, the Company entered into a registration rights agreement with the Noteholders pursuant to which the Company agreed to file a registration statement registering the resale of the shares of common stock underlying the Subordinated Note Warrants. The SEC declared the registration statement effective in December 2025.
The Company entered into an Amended and Restated Subordinated Note (the “A&R Subordinated Note”) with the Noteholders in December 2024, which amended and restated the original Subordinated Note to, among other things, extend the maturity date thereof to March 17, 2027 and to permit certain transactions otherwise permitted by the Company’s reserve-based credit agreement with Citibank, N.A., as administrative agent, and the financial institutions party thereto.
In connection with the Company’s acquisition of certain oil and gas assets from Bayswater Exploration & Production, LLC and its affiliates, on March 26, 2025 (the “Bayswater Acquisition”), the Company paid off approximately $3.2 million of the outstanding balance under the A&R Subordinated Note. Pursuant to the terms of the payoff letter, the Company and the Noteholders agreed that the remaining amount outstanding under the A&R Subordinated Note of approximately $1.46 million shall be converted to principal, will accrue interest at a rate of 15% of per annum and all principal and other amounts owed (other than interest) pursuant to the Subordinated Note shall not be redeemable for any reason so long as the any Company’s Series F Preferred Stock remains outstanding.

Non-Compensatory Option Purchase Agreement
Effective September 30, 2024, the Company, BOKA Energy LP (“BOKA”), Rose Hill Holdings Limited (“Rose Hill”), Anchorman Holdings Inc. (“Anchorman”) and Blackstem Forest, LLC (“Blackstem”) entered into an Assignment and Assumption Agreement, pursuant to which BOKA assigned and transferred the right and non-compensatory option (the “Option”) to purchase an aggregate of 800,000 shares of Common Stock to Rose Hill, Anchorman and Blackstem (the “Option Transfers”), under which the Company did not receive any proceeds from the Option Transfers. In connection with the Option Transfers, the Company entered into a non-compensatory option purchase agreement (the “Current Option Purchase Agreements”) with each of Rose Hill, Anchorman and Blackstem. The Option was only exercisable if specific production hurdles are achieved and it became fully exercisable in March 2025. Blackstem is an entity controlled by Erik Thoresen, a director of the Company.
Discontinued Operations - Deferred Purchase Price Note Receivable.
On January 23, 2024, the Company sold all of its cryptocurrency miners (the “Mining Equipment”) for consideration consisting of (i) $1.0 million in cash and (ii) $1.0 million in deferred cash payments (the “Deferred Purchase Price”), to be paid out of (a) 20% of the monthly net revenues received by the buyer associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals $250,000 and (b) thereafter, 50% of the monthly net revenues received by the buyer associated with or otherwise attributable to the Mining Equipment until the aggregate amount of such payments equals the Deferred Purchase Price, plus accrued interest (collectively, the “Crypto Sale”). As of June 30, 2025, the note receivable balance was $0.5 million and in July 2025, Fifty Shades Limited, an entity controlled by Jonathan H. Gray, a director of the Company, paid off the Deferred Purchase Price note receivable for $0.4 million.

ITEM TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte &Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company for the year ending December 31, 2026. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2025 was completed by Deloitte on March 31, 2026.
The Board is submitting the selection of Deloitte for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider, but will not be required to rescind the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.
The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Deloitte does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the voting power of the shares of common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions with respect to this proposal are considered to be “present” and “entitled to vote” and, therefore, will have the same effect as a vote against this proposal.
The Company does not expect any broker non-votes with respect to this proposal, as it is considered a routine matter.
Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2026.
Change in Independent Registered Public Accounting Firm
As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2025, following a competitive request for proposals process, the Audit Committee approved the engagement of Deloitte, effective September 18, 2025, as its independent registered public accounting firm for the fiscal year ended December 31, 2025. On September 18, 2025, the Audit Committee also approved the dismissal of Ham, Langston & Brezina, L.L.P. (“HL&B”) as independent registered public accounting firm of the Company effective September 18, 2025.
The reports of HL&B on the Company’s financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2024 and 2023, and in the subsequent interim period through June 30, 2025: (i) there were no disagreements (as defined in Item 304(a)(iv) of Regulation S-K and the related instructions) with HL&B on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of HL&B, would have caused HL&B to make reference to the matter in its report and (ii) there were no reportable events (as defined in Item 304(a)(v) of Regulation S-X and the related instructions).
During the fiscal years ended December 31, 2024 and 2023, and in the subsequent interim period through June 30, 2025, neither the Company nor anyone acting on the Company’s behalf consulted Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

AUDIT MATTERS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.
Audit Committee Report
The Audit Committee operates under a written charter that has been adopted by the Board, a copy of which is available on our website at www.prairieopco.com. Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the accounting and financial reporting processes of the and audits of the Company’s financial statements; (ii) assist the Board in fulfilling its oversight responsibilities regarding the (A) integrity of the Company’s financial statements, (B) Company’s compliance with legal and regulatory requirements, (C) qualifications, independence and performance of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and (D) effectiveness and performance of the Company’s internal audit function; (iii) annually, prepare an Audit Committee Report and publish the report in the Company’s proxy statement for its annual meetings of stockholders, in accordance with applicable rules and regulations; (iv) review, evaluate and/or act upon any conflicts of interests that may arise as between the rights and obligations of any director or executive officer on the one hand, and the rights and obligations of the Company and any of its subsidiaries, on the other hand; and (v) perform other such functions as the Board may assign to the Committee from time to time.
While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.
In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight and the SEC. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2025 be included in the Form 10-K, which was filed with the SEC on March 31, 2026. The Audit Committee also selected Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Deloitte is in fact independent.

Members of the Audit Committee:

Erik Thoresen (Chairman) Gizman I. Abbas Stephen Lee Jonathan Gray

Audit and Other Fees
The table below sets forth the aggregate fees and expenses billed to the Company by Deloitte in 2025 and HL&B in 2024, the Company’s independent registered public accounting firm for fiscal 2025 and 2024, respectively:

	For the Years Ended December 31,
	2025	2024
Audit Fees	1,063,217	278,625
Audit Related Fees	—	121,240
Tax Fees	101,110	—
All Other Fees	—	—
Total	$1,164,327	$399,865

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has concluded that it is consistent.
The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the Nasdaq or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ITEM THREE: OTHER BUSINESS
The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in their discretion as they may deem appropriate, unless the proxy directs otherwise.
ADDITIONAL INFORMATION
Stockholder Proposals; Director Nominations
Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in our 2027 proxy statement and acted upon at our 2026 Annual Meeting must be received by us at our executive offices no less than 120 calendar days before the anniversary date of the proxy statement for the prior year’s Annual Meeting was made available to shareholders (i.e., December 24, 2026) to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Under the Company’s Amended and Restated Bylaws, shareholder proposals intended to be presented at the 2027 Annual Meeting must be received by the Company no earlier than 120 days and no later than 90 days before the anniversary of the prior year’s Annual Meeting (i.e., no earlier than February 3, 2027 and no later than March 5, 2027) to be properly brought before the 2027 Annual Meeting. Such proposals should be mailed to Daniel T. Sweeney, Executive Vice President, General Counsel and Corporate Secretary, at our principal executive offices, 55 Waugh Drive, Suite 400, Houston, Texas 77007.
Nominations of directors by shareholders must be received in writing by the Secretary at the principal executive offices of the Company at 55 Waugh Drive, Suite 400, Houston, Texas 77007 no earlier than 120 days and no later than 90 days before the anniversary of the prior year’s Annual Meeting (i.e., no earlier than February 3, 2027 and no later than March 5, 2027) to be properly nominated before the 2027 Annual Meeting.
Proxy Materials, Annual Report and Other Information
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2026:
THE NOTICE OF AVAILABILITY WILL BE SENT TO STOCKHOLDERS ON OR ABOUT APRIL 23, 2026. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025, ARE AVAILABLE FREE OF CHARGE AT WWW.PROXYVOTE.COM AS WELL AS OUR WEBSITE AT WWW.PRAIRIEOPCO.COM IN THE “SEC FILINGS” SUBSECTION OF THE “INVESTOR RELATIONS” SECTION.

PRAIRIE OPERATING CO.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you access the web site and follow the instructions to cast your vote.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93876-P52862 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRAIRIE OPERATING CO.

The Board of Directors recommends you vote FOR the following:

1. The election of each of the director nominees

Nominees:	**For**	**Against**	**Abstain**
1a. Erik Thoresen (Chairman)	☐	☐	☐
1b. Richard N. Frommer	☐	☐	☐
1c. Jonathan Gray	☐	☐	☐
1d. Stephen Lee	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V93877-P52862

PRAIRIE OPERATING CO.
ANNUAL MEETING OF STOCKHOLDERS
June 3, 2026 at 10:00 am MDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard N. Frommer and Gregory S. Patton, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PRAIRIE OPERATING CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am MDT, on June 3, 2026, at The Embassy Suites Loveland Hotel & Conference Center located at 4705 Clydesdale Parkway, Loveland, Colorado 80538, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations; and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side